[IBSF LETTERHEAD]
                                                      July 30, 1997

[Name and Address of
   Institution]

Dear ______________:

     After reviewing the Institutional Shareholder Services ("ISS") report received yesterday, there are several issues that we would like to address and have you consider before you decide how to vote your shares of IBS Financial ("IBSF") common stock.

The Seidman Group's Agenda Is Not Necessarily A Sale of IBSF

     The Seidman group's proxy materials indicate they want IBSF to retain the services of an investment banking firm to "assist in the formulation of a program to maximize shareholder value," which may merely consist of attempting to increase earnings per share and deposits and accelerating our stock repurchase program.

     Ryan Beck & Co. has served as our investment banker since 1994 and has assisted us on a number of matters, including ways to maximize shareholder value. We are already working to increase our earnings per share and deposits (we are #4 in market share in our primary market). In addition, our stock repurchases started well before the Seidman group filed its first
Schedule 13D and will continue in the future. Each year we have repurchased more shares than permitted by the OTS conversion regulations for companies converted less than three years, and these restrictions expire for us in October 1997.

We Beleive the Seidman Group Is Attempting to Acquire Control

     Based on the absolute refusal of the Seidman group to be satisfied with the one Board seat that we were prepared to give them, based on the change in control applications previously filed by Seidman regarding HUBCO and Crestmont Federal and based on the change in control filing recently made by the Seidman group regarding Wayne Bancorp a mere three months after the Seidman group agreed with Wayne Bancorp not to do so, we believe Seidman and the members of his group intend to acquire control of the Board of Directors and a controlling interest in our common stock.
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                                  2

     In each of the prior change in control filings made by Seidman and the members of his group, Seidman acquired (or proposed to acquire in Wayne) a controlling stock interest by making open market purchases at prevailing market prices, with no control premium paid to the existing stockholders of
               ------------------------------------------------------------
such companies.
--------------

     We do not believe this is the best interests of all of our stockholders. In its report, ISS ignored the control filings made by Seidman and his group in the three companies referred to above, and ISS discounted the control argument by simply stating "this election of two out of seven directors cannot result in a change in control of the board." Based on our discussions with Seidman and Whitman and their past and recent history, we fully expect that they will conduct another expensive and disruptive proxy contest again next year, at which time they can obtain majority control of the Board if they win this year.

We Are Positioning IBSF to Maximize Stockholder Value

     Our aggressive stock repurchases of nearly $50 million and the multiple increases in our cash dividends have been designed to reduce our excess capital and increase the franchise value of IBSF. Acquirors do not pay a premium for excess capital.

     Because of the OTS requirements regarding the amount of stock we needed to sell in our conversion from mutual to stock form in October 1994, our tangible capital was 22.2% of total assets at December 31, 1994. We have managed to decrease our capital ratio to 17.4% and intend to reduce it further in order to increase our franchise value.

The Current Directors Have a Strong Financial Incentive to Maximize Stockholder Value

     Each member of the current Board of Directors (other than Mr. Lockhart, who is retiring) has purchased with his own personal funds more shares of IBSF common stock than Messrs. Seidman and Whitman combined, despite Whitman's assertions to the contrary. Our numbers were based on cost basis rather than market value and excluded shares held by spouses and related companies. Whitman attempted to confuse the issue by comparing the market value of their shares (including those of spouses, partners and spouses of partners) with the cost basis of our shares. Using Whitman's numbers, the market value of the shares beneficially owned by the six members of the Board (excluding Mr. Lockhart and excluding exercisable stock options) aggregate over $13 million.

     We intend to maximize the value of our investment and the investment of ALL our stockholders.

The Board Will Consider All Competitive Offers

     In addition to its very substantial financial stake in IBSF, the Board of Directors is aware of its fiduciary duties to stockholders. We do not intend to remain independent for the indefinite future as claimed by Seidman and Whitman, and the Board will fully consider

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                                  3

and carefully review any bona fide, competitive offer that is made to acquire IBSF. However, we do not believe it is in the best interests of all of our stockholders to give the Seidman group multiple seats on the Board and then let them purchase up to 24.9% of our stock in the open market as they have recently proposed to do in Wayne Bancorp.

     We need your support and urge you to carefully consider this letter and our position, as well as the true intent of the Seidman group. If you have any questions or comments, please contact me.

     With kind regards, I am




                                        Sincerely,



                                        Joseph M. Ochman, Sr.

cc:  IBSF Board of Directors